Exhibit 10.5.4
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Agreement”) and the Plan (as defined below), Catalent, Inc. (the “Company”) and the Participant agree as follows.

1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan or the Grant Notice, as applicable.

(a) Plan. The term “Plan” means the 2018 Omnibus Incentive Plan, as in effect from time to time.
(b) Termination Date. The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason.

 2.  Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement, the Grant Notice, and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice.

 3.  Vesting. Subject to the terms and conditions contained in this Agreement, the Grant Notice, and the Plan, the Restricted Stock Units shall vest as provided in the Grant Notice, except as otherwise set forth in Section 6 of this Agreement. With respect to any Restricted Stock Unit, the period during which it remains subject to vesting requirements shall be its Restricted Period.

4. Dividend Equivalents. The Company will credit Restricted Stock Units with dividend equivalent payments following the payment by the Company of dividends on shares of Common Stock. The Company will provide such dividend equivalents in shares of Common Stock having a Fair Market Value per Restricted Stock Unit, as of the date of such dividend payment, equal to the per-share amount of such applicable dividend, and shall be payable at the same time as (and only if) the Restricted Stock Units are settled in accordance with Section 5 below. In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.

5.  Settlement of Restricted Stock Units. Upon expiration of the Restricted Period with respect to any outstanding Restricted Stock Unit not previously forfeited in accordance with Section 6 of this Agreement, the Company shall issue to the Participant within sixty (60) days one share of Common Stock for such Restricted Stock Unit and such Restricted Stock Unit shall be cancelled, subject to Section 14(t)(ii) of the Plan, if applicable. To the extent that (i) the Restricted Stock Units constitute “deferred compensation” subject to Section 409A; (ii) the Participant is subject to U.S. federal taxation; and (iii) the aforementioned sixty (60) day period spans two calendar years, the Restricted Stock Units shall be settled in the second of such calendar years. The Company may, in its sole discretion, defer the issuance of such shares beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A (as defined below).

Exhibit 10.5.4
6.  Treatment on Termination. If the Participant incurs a Termination prior to the Vesting Date, (i) the Participant’s Restricted Stock Units shall cease vesting and (ii) the Participant shall forfeit all unvested Restricted Stock Units to the Company for no consideration as of the Termination Date. Notwithstanding the foregoing, if the Participant incurs a Termination due to death or Disability, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire.

7.  Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall be forfeited and become of no further effect.

8.  Rights as Stockholder. The Participant or a Permitted Transferee of the Restricted Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.

9.  Tax Withholding.

 (a) Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend and/or any dividend equivalent; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

  (b) Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company, or its agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in the Plan or by such other means or method as the Committee, in its sole discretion and without notice to the Participant, deems appropriate; provided, however, that, if the Participant is subject

Exhibit 10.5.4
to Section 16 of the Exchange Act, then the Participant may elect, in advance of any tax withholding event, to satisfy the amount of all required Tax-Related Items in respect of the Restricted Stock Units in cash, and, in the absence of Participant’s timely election, the Company will withhold shares of Common Stock to satisfy any withholding obligations upon the relevant tax withholding event.

 Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum or another rate that is higher than the Participant's actual rate is used, the Company may refund any over-withheld amount to the Participant in cash (with no entitlement to the Common Stock equivalent), or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, the Participant shall be deemed for tax purposes to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a portion of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

10.  Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as provided in this Agreement; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11.  No Right to Continued Service. Neither the Plan nor this Agreement nor the granting of the Restricted Stock Units that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in any service relationship to the Company.

12. Nature of Grant. In accepting the grant of the Restricted Stock Units, the Participant acknowledges, understands, and agrees that:

a.the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

b.  the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

Exhibit 10.5.4
c.  all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

d. neither the Restricted Stock Unit grant nor the Participant’s participation in the Plan shall create any right to employment or be interpreted as forming an employment or service contract with the Company or any Affiliate or Subsidiary of the Company or interfere with the ability of the Company or any Affiliate or Subsidiary of the Company, as applicable, to terminate the Participant’s service, to the extent otherwise permitted by law or any applicable agreement other than this Agreement;

e.  [RESERVED];

f.  the Participant is voluntarily participating in the Plan;

g, none of the Restricted Stock Units, the shares of Common Stock subject to the Restricted Stock Units, and the income and value of same is intended to replace any pension right or other form of compensation;

h. [RESERVED];

i. the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

j.  no claim or entitlement to compensation or damages shall arise from any forfeiture of the Restricted Stock Units resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of any employment-related law in any jurisdiction applicable to the Participant’s employment or the terms of the Participant’s employment agreement, if any),;

k. unless otherwise provided in the Plan or by the Company in its discretion, neither the Restricted Stock Units nor any benefit evidenced by this Agreement creates any entitlement either (i) to have the Restricted Stock Units or any such benefit transferred to or assumed by another company or (ii) to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Common Stock; and

1. the Participant acknowledges and agrees that none of the Company and any Affiliate or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency, if any, and the United States Dollar that may affect the value of the Restricted Stock Units or of any amount due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any share of Common Stock acquired upon settlement.

13.  No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal, and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

14.  Data Privacy. The Company is located at 14 Schoolhouse Road, Somerset, New Jersey 08877, USA and grants employees of the Company and its Subsidiaries or Affiliates, the opportunity to participation in the Plan, at the Company’s sole discretion. If the Participant would like to participate

Exhibit 10.5.4
in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices. The Company’s representative in the EU is:

Catalent Pharma Solutions GmbH
Riedstrasse 1
Cham, Switzerland CH-6330
+41 41 747 4250
Privacy@Catalent.com

(a) Data Collection and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about the Participant for the exclusive legitimate purpose of implementing, administering and managing the Plan and generally administering employee equity awards, specifically, the Participant’s name, home address, telephone number and e-mail address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any equity or directorships held in the Company and any Affiliate or Subsidiary, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Company (“Personal Data”). In order to facilitate Participant’s participation in the Plan, the Company will collect, process, use and transfer the Participant’s Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s collection, processing, use and transfer of the Participant’s Personal Data is necessary for the performance of the Plan and pursuant to the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards. The Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. As such, by participating in the Plan, Participant voluntarily acknowledges the collection, use, processing and transfer of Participant’s Personal Data as described herein.

(b) Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley Smith Barney LLC an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock. The Participant’s Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(c) International Data Transfers. The Company and its service providers operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. By participating in the Plan, the Participant understands that the service providers will receive, possess, use, retain and transfer the Participant’s Personal Data for the purposes of implementing, administering and managing the Participant’s participation in the Plan. When transferring the Participant’s Personal Data to these service providers, the Company provides appropriate safeguards in accordance with the EU Standard Contractual Clauses. The Participant may request a copy of the safeguards used to protect the Participant’s Personal Data by contacting Privacy@Catalent.com.

Exhibit 10.5.4
(d) Data Subject Rights. To the extent provided by law, the Participant has the right to request: access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data and portability of Personal Data. The Participant may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting in writing Privacy@Catalent.com. The Participant’s provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to allow the Participant to participate in the Plan or grant other equity awards to the Participant or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact Privacy@Catalent.com. The Participant may also have the right to lodge a complaint with the relevant data protection supervisory authority.

(e) Data Retention. The Company will use the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s Personal Data, which will generally be seven (7) years after the Participant participates in the Plan; the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

15. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.

16. Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.

17. Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the federal and state courts located in the State of New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.

18. Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in

Exhibit 10.5.4
the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Imposition of Other Requirements. The Company reserves the right to impose any other requirement on the Participant’s participation in the Plan, on the Restricted Stock Units and on any share of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.

21. Section 409A of the Code. It is intended that the Restricted Stock Units be exempt from or compliant with Section 409A of the Code (together with any Department of Treasury regulation and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”) and this Agreement shall be interpreted, construed, and operated to reflect such intent. However, notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement, if at any time the Committee determines that the Restricted Stock Units (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice, or this Agreement, or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Restricted Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
22. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to the insider trading restrictions and/or market abuse laws of one or more countries that may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Restricted Stock Units), or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Further, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow directors, and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant acknowledges that Participant is responsible for complying with any applicable restrictions and is encouraged to speak to Participant’s personal legal advisor for further details regarding any insider trading and/or market abuse laws applicable to the Participant.

23. Entire Agreement; Miscellaneous. This Agreement, the Grant Notice and the Plan constitute the entire understanding between the Participant and the Company regarding the Restricted Stock Units. This Agreement, the Grant Notice, and the Plan supersede any prior agreements, commitments, or negotiations concerning the Restricted Stock Units. The headings used in this Agreement are for convenience only and shall not affect its interpretation.

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